UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 20, 2006

ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01          Other Events

          On October 20, 2006, Royal Gold entered into a Purchase Agreement with Nevada Star Resource Corp. to acquire certain unpatented mining claims and a sliding-scale net smelter return royalty from Nevada Star Resource Corp. (“Nevada Star”) on the Gold Hill deposit for $3.7 million, less the cumulative total of all advance royalty payments paid to Nevada Star in the amount of $375,000, for a total purchase price of $3.325 million.  The sliding-scale ranges from 1.0%, when the gold price is $350 per ounce or less, to 2%, when the gold price is above $350 per ounce.  The royalty is subject to a minimum payment of $100,000 per year.  Round Mountain Gold Corporation (“RMGC”) has the right, at any time, to purchase the royalty interest for $10 million, less all advance and production royalty payments made to Nevada Star and Royal Gold.  The closing of the acquisition is subject to customary conditions and is anticipated to take place in November 2006.

          The Gold Hill deposit is controlled by RMGC, a joint venture between Kinross Gold, the operator, and Barrick Gold Corporation and is located just north of the Round Mountain gold mine in Nye County, Nevada.

          RMGC is currently conducting an Environmental Impact Statement for the expansion of the existing Round Mountain pit, which includes the Gold Hill deposit.  Once permitting is completed and equipment from the Round Mountain pit expansion becomes available, production is expected to commence.

Item 9.01          Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1	Press Release dated October 26, 2006, titled Royal Gold Acquires the Gold Hill Royalty From Nevada Star Resource Corp.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

	By:	/s/ Karen Gross

	Name:	Karen Gross
	Title:	Vice President & Corporate Secretary

Dated: October 26, 2006

Exhibit Index

Exhibit No.	Description

Exhibit 99.1	Press Release dated October 26, 2006, titled Royal Gold Acquires the Gold Hill Royalty From Nevada Star Resource Corp.